Exhibit 99.1

[ASG Logo]

FOR IMMEDIATE RELEASE	For more information, contact:
Greta Grass, for ASG 202.835.9484 greta.grass@ketchum.com

ASG Completes Acquisition of Landmark Systems Corporation

Deal Produces Only Software Provider To Offer Applications, Operations,
Performance and Information Management Solutions

NAPLES, Fla. and RESTON, Va. — February 19, 2002 – ASG, a global enterprise software and professional services provider to Global 5000 companies, today announced it has completed its acquisition of Landmark Systems Corporation (Nasdaq: LDMK). Pursuant to the merger of ASG’s wholly owned subsidiary with and into Landmark, which was approved at a special meeting of Landmark’s shareholders held on February 19, 2002, ASG has acquired all of the issued and outstanding shares of Landmark common stock for $4.75 per share.

As a result of the transaction, ASG has acquired Landmark’s customers and its product line of Performance Management tools, which will become part of ASG’s robust collection of enterprise software solutions, currently including over 100 products in Applications, Operations and Information Management.

Now that ASG has completed the acquisition, it will employ more than 1,000 people worldwide and have annual revenues of $200 million. In addition, the deal broadens ASG’s client base to more than 7,000 customer sites and 18,000 software licenses, presenting ASG with new cross-selling opportunities. ASG’s 100+ software solutions fully integrate with one another, and now, strength- ened by the new Performance Management discipline, ASG becomes a one stop, end-to-end enterprise software provider for its customers.

“Landmark has a solid line of Performance Management products, and we’re thrilled to welcome them under the ASG umbrella of solutions,” said Art Allen, ASG’s founder, president and CEO. “The addition makes ASG the only enterprise software provider that offers Applications, Operations, Information and, now, Performance Management solutions. As a private company, ASG can provide our customers unmatched reliability and flexibility, and we’re excited to better serve enterprises with our all-inclusive, unrivaled product line.”

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ASG Worldwide Headquarters Naples Florida USA | asg.com
1333 Third Avenue South, Naples, Florida 34102 USA Tel: 941.435.2200 Fax: 941.263.3692 Toll Free: 1.800.932.5536

ASG Completes Acquisition of Landmark Systems Corporation
February 19, 2002

Landmark’s suite of products, which will be marketed and distributed as ASG solutions, help organizations manage their information technology systems and solve real systems management problems. Landmark’s signature product line, TMON™, allows data managers to monitor and manage systems resources and processes. The solution pinpoints network problems so that enterprises can respond to them quickly and effectively. Used by more than 2,500 customers worldwide, TMON and Landmark’s other products will round out ASG’s Applications, Operations and Information Management solutions.

“Folding our Performance Management products into ASG’s cadre of offerings makes sense for many reasons,” said Kathy Clark, Landmark’s co-founder and CEO. “Customers are looking for fewer vendors with a wider breadth of solutions. More importantly, we know ASG is committed to continued research and development of our Performance Management solutions. Together, our two companies’ products will produce some unique harmonies – all for the benefit of a combined customer base.”

Landmark is the latest in an historic string of acquisitions for ASG. The privately held company has completed more than 30 acquisitions since its inception, which have dramatically enhanced ASG’s distribution synergies and customer diversity with continued customer satisfaction as the hallmark.

About ASG
ASG’s business is to partner with clients to improve productivity and significantly enhance performance through the intelligent use of technology. Founded in 1986, ASG is a privately-held global enterprise software and professional services firm that provides a full range of software solutions in Applications, Operations, Performance and Information Management arenas – including business re-engineering, systems integration, and systems development. After the acquisition, ASG will have 1,000 employees, $200 million in revenues, 7,000 customer sites, and 18,000 software licenses worldwide. ASG is headquartered in Naples, Florida, USA, with 30 offices throughout the Americas, Europe, Middle East, Africa, and Asia. For more information, visit ASG at asg.com.

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